PROVANTAGE HEALTH SERVICES, INC.
             13555 Bishops Court, Suite 201
                Brookfield, WI  53005
                 Phone (414) 784-4600
                  Fax (414) 784-3319


                     March 31, 1999

VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  ProVantage Health Services, Inc.
          Registration Statement on Form 8-A Filed February 17, 1999 File No. 0-25405

Ladies and Gentlemen:

     ProVantage Health Services, Inc. ("ProVantage") hereby requests to withdraw its Registration Statement on Form 8-A (Registration Number 0-25405) originally filed by ProVantage with the Securities and Exchange
Commission on February 17, 1999. If you have any questions regarding this request for withdrawal, please call Dennis F. Connolly of Godfrey & Kahn, S.C., counsel for ProVantage, at (414) 273-3500.

                         Very truly yours,

                         PROVANTAGE HEALTH SERVICES, INC.

                         /s/ Patricia Nussle

                         Patricia Nussle
                         Vice President - Legal
                         Affairs

DFC:jmg
cc:  Jeffrey A. Jones
     Randall J. Erickson
     Donald J. Murray